Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

Arbe Robotics Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares,par value NIS 0.000216 per share	(1)	457(a)	6,044,071	$2.60	$15,714,584.60	0.0001381	$2,170.18

Total Offering Amounts:							$15,714,584.60		2,170.18
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$2,170.18

__________________________________________
Offering Note(s)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a), and reflects the conversion price of ordinary shares issuable upon conversion of outstanding convertible debentures. Pursuant to Rule 416 under the Securities Act, this registration statement also includes any additional ordinary shares that shall become issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.